EXHIBIT 99.1

At Fenix Parts:
Scott Pettit
Chief Financial Officer
scottpettit@fenixparts.com

Investor and Media Inquiries:
Chris Kettmann
773-497-7575
ckettmann@lincolnchurchilladvisors.com

Fenix Parts Provides Update on Nasdaq Listing and Forbearance Agreement

WESTCHESTER, IL - June 28, 2017 - Fenix Parts, Inc. (Nasdaq: FENX), a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products, today announced that it has received a notification letter from the Nasdaq Hearings Department stating that, due to the Company’s non-compliance with Nasdaq Listing Rule 5250(c)(1), the Company would be delisted from the Nasdaq Stock Market (the “Nasdaq”) at the opening of business on June 29, 2017. As previously announced, the Nasdaq Hearings Panel (the "Panel") had issued a decision granting the Company’s request for an extension to file its Form 10-K for the year ended December 31, 2016 (the “2016 Form 10-K”) and for its Quarterly Report on Form 10-Q for the period ended March 31, 2017 (the “March 31, 2017 Form 10-Q”). The Company’s continued listing on the Nasdaq was conditioned on, among other things, the Company filing with the Securities and Exchange Commission (the “SEC”) its 2016 Form 10-K by June 23, 2017 and its March 31, 2017 Form 10-Q by July 21, 2017. In addition, the Panel decision required the Company to file its Quarterly Report on Form 10-Q for the period ended June 30, 2017 on or before its normal due date of August 14, 2017. The Company was unable to satisfy the terms of the Panel’s conditional listing. It is anticipated that the Company's common stock will be quoted on the OTC Pink operated by the OTC Markets Group Inc. (also known as the "Pink Sheets") subsequent to the effectiveness of the suspension of trading of the Company's common stock on Nasdaq.

The Company continues to be actively engaged with its independent auditors to complete its annual audit and quarterly review so that the 2016 Form 10-K and March 31, 2017 Form 10-Q may be filed with the SEC as soon as possible.

In addition, the Company announced an amendment to the Forbearance Agreement to the Credit Facility (the "Forbearance Agreement") with BMO Harris Bank N.A. and its Canadian affiliate, Bank of Montreal. Under the amended Forbearance Agreement, and subject to its conditions, the lenders have agreed, during the amended forbearance period ending August 31, 2017, to refrain from exercising their rights and remedies under the Credit Facility with respect to the Company’s non-compliance with applicable financial and other covenants and any further non-compliance with such covenants. The amended Forbearance Agreement also permits the Company to add the quarterly interest payment otherwise due for the second quarter of 2017 to the principal amount of debt outstanding and defer a $250,000 principal payment that was due on June 30, 2017 to the end of the forbearance period.

About Fenix Parts
Fenix Parts is a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products. The Company’s primary business is auto recycling, which is the recovery and resale of OEM parts, components and systems reclaimed from damaged, totaled or low value vehicles. Customers include collision repair shops (body shops), mechanical repair shops, auto dealerships and individual retail customers. Fenix provides its customers with high-quality recycled OEM products, extensive inventory and product availability, responsive customer service and fast delivery.

Fenix was founded in 2014 to create a network that offers sales, fulfillment and distribution in key regional markets in the United States and Canada. The Fenix companies have been in business an average of more than 25 years and currently operate from 16 locations throughout the Eastern U.S. and in Ontario, Canada.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent," the negative of these terms or other similar expressions. Our actual results could differ materially from those discussed or implied herein.

We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.fenixparts.com or upon request from Fenix Parts.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.